NEWS
                                            Delta and Pine Land Company
                                            P.O. Box 157
                                            Scott, Mississippi 38772

Contact: Investors                        Media
         Tom Jagodinski                   Jonathan Gasthalter/Cassandra Bujarski
         Delta and Pine Land Company      Sard Verbinnen & Co
         (662) 742-4518                   (212) 687-8080


DELTA AND PINE LAND AND MONSANTO ANNOUNCE AGREEMENT WITH U.S. DEPARTMENT OF JUSTICE ON ELEMENTS OF CONSENT DECREE

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         SCOTT, MISSISSIPPI (MAY 31, 2007) - Delta and Pine Land Company (NYSE:
DLP) ("D&PL"), a leading commercial breeder, producer and marketer of cotton planting seed, announced today that the Company and Monsanto Company (NYSE: MON) have reached an agreement with the U.S. Department of Justice ("DOJ") regarding the proposed acquisition of D&PL by Monsanto. Under the terms of the agreement, which has been filed today in Federal Court in Washington, DC, Monsanto will be required to divest certain assets, including its U.S. branded cotton seed business. Monsanto plans to close its acquisition and resulting divestitures as soon as possible, following the required approvals from the court and the DOJ.
         Tom Jagodinski, President and Chief Executive Officer, said, "We are pleased that Monsanto has reached an agreement with the Department of Justice and we look forward to the completion of the proposed transaction, which will yield substantial benefits for our shareholders, our employees and our farmer customers."
         During the interim period between Monsanto's completion of its acquisition of D&PL and its completion of its required divestitures, D&PL will operate independently of Monsanto's other commercial operations.

About Delta & Pine Land

         Delta and Pine Land Company is a commercial breeder, producer and marketer of cotton planting seed. Headquartered in Scott, Mississippi, with multiple offices in eight states and facilities in several foreign countries, D&PL also breeds, produces and markets soybean planting seed. For more information, please refer to the Company's Web site at http://www.deltaandpine.com.

Cautionary Statements Regarding Forward-Looking Information:

         Certain matters discussed in this release are "forward-looking statements," including statements about the Company's future plans, goals and other events, which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. They can generally be identified because the context of such statements will include words such as "believes," "anticipates," "expects" or words of similar import. It is the nature of agricultural seed businesses that supply, demand and their timing are affected by many variables, including commodity prices, weather and government policy. Due to the seasonal nature of the seed business, the Company typically incurs losses in its first and fourth quarters. Additional risks and uncertainties with respect of the Company's business and forward looking statements are set forth in the Company's latest filings with the Securities and Exchange Commission

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